Filed Pursuant to Rule 433
Registration No. 333-159301
Free Writing Prospectus Dated May 18, 2009
EOG Resources, Inc.
Pricing Term Sheet
Relating to Preliminary Prospectus Supplement dated May 18, 2009
5.625% Senior Notes due 2019
The purpose of this Free Writing Prospectus is to revise the ISIN with respect to the 5.625% Senior Notes due 2019. No other changes have been made from the previous pricing term sheet dated the same date.

Issuer:	EOG Resources, Inc.
Size:	$900,000,000
Maturity:	June 1, 2019
Coupon:	5.625%
Treasury benchmark:	3.125% Notes due May 15, 2019
Treasury yield:	3.199%
Re-offer spread:	245 bps
Price:	99.816% of face amount
Yield to maturity:	5.649%
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2009
Redemption Provisions:
Make-whole call	At any time at the greater of (i) 100% or (ii) a
discount rate of Treasury plus 37.5 basis points
Settlement:	T+3; May 21, 2009
CUSIP/ISIN:	26875PAD3 / US26875PAD33
Ratings*:	Moody’s: A3 (stable outlook)
S&P: A- (stable outlook)
Bookrunners:	Barclays Capital Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Co-Managers:	Banc of America Securities LLC
BBVA Securities Inc.
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Comerica Securities Inc.
Fortis Securities LLC
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. Incorporated
RBC Capital Markets Corporation
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
UBS Securities LLC
Wachovia Capital Markets, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (IDEA) on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-227-2275 (ext. 2663), Deutsche Bank Securities Inc. at 1-800-503-4611, or J.P. Morgan Securities Inc. collect at 1-212-834-4533.